Exhibit 99.1

TRACTOR SUPPLY COMPANY PROVIDES SECOND QUARTER 2009 BUSINESS UPDATE
~ Estimates Second Quarter Net Income Higher Than Expected ~
~ Raises Fiscal 2009 Net Income per Share Guidance ~

Brentwood, Tennessee, July 8, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the second quarter ended June 27, 2009.

The Company’s sales for the second quarter 2009 increased 5.4% to $946.5 million from $898.3 million in the second quarter of 2008. Same-store sales decreased 2.7% compared with a same-store sales increase of 3.4% in the second quarter of 2008. Adjusting for one less selling day in the quarter due to the shift of the Easter holiday, same-store sales decreased 1.7%. The Company anticipates that net income for the second quarter will be approximately $54.0 million to $54.8 million, or $1.48 to $1.50 per diluted share, compared to $43.4 million, or $1.15 per diluted share, in the prior year’s second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted that we will achieve higher-than-expected net income for the second quarter, primarily due to our focus on expanding gross profit net of advertising expense. As part of our effort to refine our marketing program, we eliminated television ad spending in favor of more efficient and productive direct marketing. Despite ongoing pressure on big-ticket sales, we are pleased that we increased comparable customer transactions by 460 basis points and decreased per-store inventory levels on a year-over-year basis for the seventh consecutive quarter.”

The Company will release its full second quarter 2009 results after the market close on Wednesday, July 22, 2009.

Company Outlook
The Company now anticipates annual net sales will be approximately $3.15 billion to $3.25 billion compared to its original expectations of $3.2 billion to $3.3 billion. Same-store sales for the year are expected to be approximately flat to a decrease of 2% compared to the original expectation of an increase of approximately 1.5% to a decrease of approximately 1.5%. Based on the Company’s solid performance in the first half of 2009, the Company has raised its expectations for full year net income to a range of $2.78 to $2.92 per diluted share compared to its original guidance of $2.58 to $2.74 per diluted share.

Mr. Wright concluded, “In the first half of the year, we demonstrated the ability to navigate through a deflationary environment and managed through our seasonal period where big ticket items have a more pronounced impact on the business. While we expect the macroeconomic and consumer-spending environment will remain challenging throughout the remainder of the year, we will continue delivering a compelling value proposition for our core consumable and useable products, rigorously managing advertising efficiency, and focusing on consistent execution of our retail strategy.”

About Tractor Supply Company
At June 27, 2009, Tractor Supply Company operated 895 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include the impact of the current economic cycle on consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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